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                                                                      Exhibit 99

Wednesday April 11, 2001, 6:01 a.m. Eastern Time

Press Release

Interactive Objects Announces Financing of $5,000,000 of Series A Preferred
Stock

BELLEVUE, Wash. - (BUSINESS WIRE) - April 11, 2001 - Interactive Objects, Inc., "iObjects" or the "Company" (OTCBB:OBJX - news), announced today that it is offering up to $5,000,000 of its Series A Preferred Stock at a price per share of $1.39, which include 5-year warrants to purchase shares of Series A Preferred Stock at $1.67 per share.

A group of strategic investors has subscribed for $2.5 million in the initial closing of the offering. The Company will use the proceeds of the offering for general corporate purposes.

The Series A Preferred Stock is convertible into shares of the Company's common stock after one year on a one-to-one ratio and have certain liquidation preferences. The investors have certain piggy back, S-3 and demand registration rights with respect to the common stock into which the Series A Preferred Stock converts. However, the demand registration rights are not exercisable for one year. Furthermore, except in cases of underwritten offerings or waiver by the Company, the investors are limited to selling not more than 10% of such common stock in any one calendar month. The investors also have rights of first refusal to purchase their pro rata shares of future offerings by the Company, with certain exceptions.

The Series A Preferred Stock will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy Series A Preferred Stock. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Interactive Objects, Inc.

Interactive Objects (www.iobjects.com) is a leading designer of embedded software and hardware solutions for digital audio appliances. iObjects is the creator of the Dadio(TM) digital audio operating system and the Dharma(TM) digital audio reference design. iObjects provides software engineering, hardware design, and manufacturing services, and offers licenses of its proprietary Dadio operating system and Dharma reference design to leading consumer electronics, PC manufacturers, and computer software companies.

Interactive Objects is headquartered at 12600 SE 38th, Suite 150, Bellevue, WA 98006, USA. Interactive Objects is listed on the OTC.BB under the symbol "OBJX" and on the "Third Segment" of the Frankfurt Stock Exchange under the symbol "IOX" and German securities code WKN: 913011.

Certain information included in this communication contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. These forward statements are subject to a number of known and unknown risks and uncertainties that

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could cause actual operations or results to differ materially from those anticipated. These risks include, among others, risks associated with unproven sales of the Company s products, risks associated with the software development process and risks related to the transition to a new management team. Certain of these risks and other risks are described in the Company's Registration Statement on Form SB-2 and Form 10-KSB filed with the Securities and Exchange Commission (SEC). The registration is available from the SEC's Web site at http://www.sec.gov/.

Contact:

     Press:
     Gentry Lange, 425/653-5505
     gentry@iobjects.com
     or
     Investor Relations:
     Tony Dirksen, 425/653-5505
     Tonyd@iobjects.com

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